Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Tom Morris
(804) 698-8803
tom.morris@slaypr.com

Coastal Paper Signs Agreement to Supplement Natural Gas
with Renewable Energy at Facility in Wiggins, MS

WIGGINS, MS.—Sept. 27, 2006—Coastal Paper Company, a wholly owned subsidiary of Cellu Tissue Holdings, Inc., announced today it has signed a 15-year energy supply agreement with Intrinergy, a leading company for renewable energy for industrial customers, to obtain steam and part of its electricity for its facility in Wiggins, Stone County, MS.

Under the agreement, Intrinergy will provide the facility with up to 50,000 pounds of steam per hour by supplying synthesis gas to displace the use of natural gas in major portions of Coastal Paper’s manufacturing processes.  Intrinergy will also supply up to one megawatt of baseload electricity to the facility.

“At a time of volatile natural gas prices, this agreement will ensure our access to a predictable supply and price for steam to keep our products competitive.  For example, the price of natural gas on the futures market surged by 14 percent in just one day last July as a result of the nationwide heat wave and uncertainties in energy supplies.  By displacing natural gas with renewable synthesis gas generated onsite by our energy partner, Intrinergy, we will maximize our competitiveness by securing our energy supply at a predictable price,” said Russ Taylor,  chief executive officer of Cellu Tissue.

The agreement provides that Intrinergy will build, own and operate an approximately $10.5 million state-of-the-art gasification unit at the Coastal Paper facility to convert biomass like wood and other agricultural materials into steam and electrical power.

“The economic savings and environmental benefits we see possible for companies like Coastal Paper and communities like Stone County, Mississippi demonstrate the power of doing traditional things in non-traditional ways,” said John Keppler, chief executive officer of Intrinergy.  “We’ve taken a combined heat and power solution and added a unique component — renewable energy, which can be sustainably fueled with local resources from right here in the state of Mississippi.  It’s a model we hope to replicate with forward-thinking companies across the country and around the world.”

Keppler said he expects the Intrinergy unit to be operational by the third quarter of 2007 and that Intrinergy would have up to eight employees at the site and another 10 for feedstock processing.

About the companies:

Coastal Paper manufactures and markets a variety of specialty tissue hard rolls used in the manufacture of various end products, including facial and bath tissue, and assorted paper towels and napkins.  In addition, Cellu Tissue, at its other locations throughout North America, manufactures and markets machine-glazed paper used in food wraps and produces a variety of converted tissue products.  Cellu Tissue’s customers include major North American producers of branded and unbranded disposable consumer absorbent and tissue products for the personal and health care markets; consumer and away-from-home tissue products companies; national and regional tissue products distributors; and third-party converters who sell their products to food, bakery and confections companies.  Cellu Tissue services a diverse group of high-quality customers, with three of its top 10 customers belonging to the Fortune 150 group of customers.

Intrinergy brings the power of leading renewable energy technologies to lower energy costs and improve the environmental profile of its customers.  Intrinergy designs, builds and operates gasification facilities that convert biomass feedstock into a clean-burning synthesis gas that can be used to generate heat, steam or electricity, thus offering an environmentally friendly, less costly alternative to fossil fuels.  Intrinergy is based in Richmond, Virginia.  For more information, please visit www.intrinergy.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.  All forward- looking statements included in this document are based upon information available to Cellu Tissue as of the date hereof, and Cellu tissue assumes no obligation to update any such forward-looking statement.  Cellu Tissue cautions you that any forward looking information is based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.  Factors that may affect the business or financial results of Cellu Tissue are described in Cellu Tissue’s filings with the SEC, including in its annual report on Form-10-K for the fiscal year ended February 28, 2006.

#     #     #